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                                                                 EXHIBIT (a)(12)



                     [TRAUTMAN KRAMER & COMPANY LETTERHEAD]



January 20, 1999


To The Board of Directors
Shopping.com
2101 East Coast Highway
Corona del Mar, CA  92625

     We understand that all of the issued and outstanding common shares and certain other equity interests of Shopping.com ("IBUY" or the "Company") are to be acquired by Compaq Interests, Inc., an indirect wholly-owned subsidiary of Compaq Computer Corporation (collectively, "Compaq") for the consideration of not less than $18.25 per share of Common Stock in an all-cash transaction (the "Transaction"). Compaq will indirectly assume all liabilities, both existing and contingent and existing indebtedness at the close of the transaction, and the Company will become a wholly owned subsidiary of Compaq.

     You have requested our written opinion (the "Opinion") solely as to the matters set forth below. This Opinion values the Company on a "take-out value" basis, giving effect inter alia to the Company's history, operating plan, infrastructure, existing financial condition and value ascribed to the domain name. For purposes of this Opinion, "take-out value" shall be defined as the amount at which the Company would change hands between a willing buyer and a willing seller, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, in an arm's length transaction under present conditions for the sale of comparable business enterprises, as such conditions can be reasonably evaluated by Trautman Kramer & Company, Incorporated ("TKCO"). We have used the same valuation methodologies in determining takeout value for purposes of rendering this Opinion. The term "existing and contingent liabilities" shall mean the stated amount of all existing and contingent liabilities identified to us and valued by responsible officers of the Company, upon whom we have relied without independent verification; no other contingent liabilities will be considered. No representation is made herein, or directly or indirectly by the Opinion, as to any legal matter or as to sufficiency of
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said definitions for any purpose other than setting forth the scope of TKCO's
Opinion hereunder.

     Notwithstanding the use of the defined terms "take-out value," we have not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms under which the Company can currently be sold, and we know of no such efforts by others.

     Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether the Company would actually be sold for the amount we believe to be its fair value and present fair saleable value.

     Pursuant to the terms of an engagement letter dated January 11, 1999, by and between the Company and TKCO, the Company has agreed to compensate TKCO a $250,000 fee for rendering its opinion assuming a successful close to the Transaction. In the event that the transaction does not occur, the fee will be reduced to $50,000. TKCO has acted as the Company's investment banker on prior occasions and received fees for those services. TKCO and certain of its principals own shares of Common Stock and warrants to acquire Common Stock of the Company.

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. Reviewed the Company's audited financial statements for the fiscal years ended January 31, 1998 and 1997.

     2. Reviewed certain Company interim financial information and interim projections for the 9 months ended October 30, 1998, which the Company's management has identified as the most current information available.

     3. Reviewed a revised capitalization table, prepared by the Company dated January 19, 1999 setting forth the outstanding shares of Common Stock as well as all unexercised warrants and options.
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     4. Reviewed the Company's most-recent Business Plan for its Internet retailing business and on-line auction site;

     5. Held discussions with management of the Company to discuss the condition, future prospects, and projected operations and performance of the Company;

     6. Reviewed the Company's financial projections dated July 1998 for the fiscal years ended January 31, 1999 through 2002.

     7. Reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     8. Reviewed other publicly available financial data for the Company and certain companies that we deem comparable to the Company, and other economic and financial matters related to the Company's business operation; and

     9. Conducted such other studies, analyses and investigations as we have deemed appropriate.

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material adverse change in the assets, financial condition, business or prospects of the Company since the date of the most recent interim financial statement made available to us.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility for it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     Our analysis was performed at the request and solely for the benefit of the Board of Directors, and not to offer or provide advice to any other party. Our conclusion in connection therewith does not constitute a recommendation that any stockholder of the Company vote to approve, ratify, disapprove, abstain from voting, act or abstain from acting in connection with any action considered by the stockholders. Based upon and subject to the foregoing, it is our opinion that as of the date
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hereof, the consideration to be received by common stockholders of the Company in the transaction is fair, from a financial point of view, to the stockholders of the Company.

     Based on the foregoing, and in reliance thereon, it is our opinion as of the date of this letter that, assuming the Transaction is consummated as proposed, immediately after and giving effect to the Transaction, the take-out value of the Company's operating business and its tangible and intangible assets approximates the value of the consideration presently being offered by Compaq in the proposed Transaction.

     We further note that we previously issued an opinion on the Transaction on January 11, 1999 which is with your consent, hereby withdrawn in light of certain supplemental information which the Company has provided to us.

     This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to you subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter dated January 11, 1999, and subject to the understanding that the obligations of TKCO in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of TKCO shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.


                                         TRAUTMAN KRAMER & COMPANY, INCORPORATED



                                         /s/ Gregory O. Trautman
                                         ---------------------------------------
                                             Gregory O. Trautman, CFA
                                             President